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                                                                   EXHIBIT 10.81

                                    AGREEMENT

WHEREAS, Applied Data Communications, Inc., ("ADC" or "Borrower") requires additional financing to capitalize on business opportunities, presently available to it, and George M. Colin ("Lender") is willing to provide such financing ("Borrowing") under terms and conditions as set forth below,

NOW THEREFORE, ADC and Lender (collectively "Parties"), in exchange for the foregoing and other good and valuable consideration, do hereby agree and covenant as follows:

1.       Amount of Borrowing.
         Amount of the Borrowing shall be $300,000.

2.       Rate, Fees.
         Borrower shall compensate Lender with interest paid monthly, in the amount of 1% per month, in addition to administrative fees paid monthly, in the amount of 1% per month. Lender hereby grants to Borrower the right to pay interest and fees in registered common shares of the Borrower's stock, valued at $ .50 per share, with said shares to be issued within thirty (30) days of payoff of the note.

         Lender will permit Borrower to pay interest and fees in Series B preferred shares, convertible to common shares at the exchange rate of 100 shares of common stock for every share of Series B preferred stock. Such Series B preferred shares will be adjusted upward to yield 20% more shares of common stock, should Borrower be unable to provide registered shares in its place. Lender will permit borrower to convert the note prior to its maturity date, provided that the number of such shares paid for interest and fees will assume the note was held to maturity.

3.       Term, Prepayment.
         The Borrowing shall commence on June 1, 2001 and shall be repayable in its entirety on December 1, 2001. Said Borrowing may be repaid in whole or in part, by the Borrower, without premium or penalty, at any time prior to the Maturity Date, at the option of the Borrower, provided, however, that the Lender shall be entitled to retain all options as defined under paragraph 4 hereunder, regardless of whether borrowing is prepaid.

4.       Additional Consideration.
         Borrower shall grant Lender options to purchase 375,000 shares of registered common stock of the Borrower, at a price of $ .80 per common share, such options being available for a period of twenty-four months, commencing with the date of this note. Options may not be exercised prior to January 1, 2002.

5.       Legal and Collection Fees.
         Borrower agrees to compensate Lender for reasonable legal and collection fees and expense incurred by Lender, in the event that Borrower is unable to repay Borrowing when due, or issue registered common shares when due.
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6.       Modification.
         The terms of this Agreement shall not be varied, altered or modified except in writing signed by the Borrower and the Lender.

7.       Conversion.
         Conversion of borrowings as defined hereunder, shall occur on or before December 1, 2001. Lender agrees to convert principal amount $300,000 to
         1.0 million shares of the Borrower's "registered" common stock (price of $ .30 per common stock). Lender will permit Borrower to convert said note into Borrower's Series B preferred shares, convertible to common shares at the exchange rate of 100 shares of common stock for every share of Series B preferred stock. Such Series B preferred shares will be adjusted upward to yield 20% more shares of common stock, adjusted to 1.2 million common shares, should Borrower be unable to provide registered common shares on the conversion date.

         Should Lender request conversion of this note to such shares of Series B preferred stock, prior to maturity of the note, Lender will be entitled to receive all of such interest and fee shares, per paragraph 2, herein, as if such note were held to maturity.

         Pursuant thereto, total shares, including interest and fees (six months), under the conversion option, would be the aforementioned 1.2 million common shares, plus 86,400 shares for fees and interest, or a total of 1,286, 400 (12,864 shares of Series B Preferred Stock).

8.       Conversion of Series B Preferred Stock.

         Borrower will convert all Series B Preferred Stock to registered common shares of the Borrower's stock not later than December 31, 2001. The Borrower will take all necessary action to insure conversion of Series B Preferred stock to registered shares of Borrower's common stock before December 31, 2001. It is agreed that Borrower will increase the total number of common shares due (1,286,400) by 25% if conversion is not effected by March 31, 2002. After that date, penalty and shares will be an additional 15% per month, or fraction thereof, on a cumulative basis, until registered common shares are issued and delivered.

9.       Validity Period.
         All provisions herein are subject to renegotiation after June 14, 2001.

10.      Jurisdiction, Arbitration.
         The provisions of this Agreement are to be construed according to, and are to be governed by the laws of the State of California.

         IN WITNESS WHEREOF, Parties acknowledge their agreement with the aforementioned terms and conditions, by their signatures, as indicated below.
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Applied Date Communications, Inc.                 George M. Colin


By:      /s/ Walter J. Kane                         /s/ George M. Colin
    -----------------------                       ---------------------
                                                  Lender
     Walter J. "Pat" Kane,
     President

     3324 South Susan Street                      23412 Pacific Park Dr., #20H
     Santa Ana, CA 92704                          Aliso Viejo, CA 92656


Date:     6-1-01                                  Date:       6-1-01
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